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                                                                      EXHIBIT 12



                 BRAND SCAFFOLD SERVICES, INC. AND SUBSIDIARIES

                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)

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                                                                  Year Ended       Year Ended      Year Ended
                                                                 December 31,     December 31,    December 31,
                                                                     1999            1998             1997
                                                                 ------------     ------------    ------------
EARNINGS:
   Pretax income (loss)                                           $   (1,863)      $      584       $  (5,341)
   Fixed charges                                                      23,833           23,008          20,038
    Accretion of preferred stock dividends                            (5,497)          (4,767)         (4,172)
                                                                  ----------       ----------       ---------
           Earnings                                                   16,473           18,825          10,525
                                                                  ----------       ----------       ---------
FIXED CHARGES:
   Interest expense                                                   17,758           17,728          15,422
   Interest portion of rental expense                                    578              513             444
   Accretion of preferred stock dividends                              5,497            4,767           4,172
                                                                  ----------       ----------       ---------
           Total fixed charges                                     $  23,833       $   23,008       $  20,038
                                                                  ==========       ==========       =========

Ratio of earnings to fixed charges and preferred stock
   dividends                                                          .7               .8              .5

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